                                                                    EXHIBIT 10.2


                                LICENSE AGREEMENT
                                -----------------

         This Agreement is made and entered into as of the 4th day of May, 1998, by and between Eagle Research Corporation, a West Virginia corporation with its corporate offices at 105 Erskine Lane, Scott Depot, WV 25560 ("Eagle"), American Meter Company, a Delaware corporation with its principal corporate offices at 300 Welsh Road, Horsham, PA 19044-2234 ("AMCO"), and Metretek, Incorporated, a Florida corporation ("Metretek") with its corporate offices at 300 North Drive, Melbourne, FL 32934. Eagle and Meter collectively shall be referred to hereinafter as "AMCO". All references to Metretek hereinafter shall include Metretek and its Affiliates.

                                   WITNESSETH:

         In consideration of the mutual covenants, conditions and agreements herein contained, the parties agree as follows:

1.       Definitions.
         ------------

         A. "Action" shall have the meaning ascribed to it in Paragraph 18 of this Agreement.

         B. "Advanced Function" shall mean SCADA, AMR, or any other application or function that is different than the functions or applications that are able to be performed by Metretek systems as they exist of the Effective Date.

         C. "Affiliate" shall mean an entity directly or indirectly controlling, controlled by or under common control with a party to this Agreement; and for these purposes, "control" shall mean ownership of twenty percent (20%) or more of the voting power.

         D. "AMCO New Application" shall have the meaning ascribed to it in Paragraph 14 of this Agreement.

         E.       "AMR" shall mean residential automated meter reading.

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         F.       "Application" shall mean any software program designed by
                  either party for use with Pantheon, but shall not include the Pantheon Platform.

         G. "Asset Purchase Agreement" shall mean the asset purchase agreement between the Parties of even date herewith.

         H. "Confidential Information" shall have the meaning ascribed to it in Paragraph 25 of this Agreement.

         I. "Converted Customers" shall have the meaning ascribed to it in Paragraph 5.A of this Agreement.

         J. "EM" stands for electronic measurement which is the remote reading of time use histories or load profile data from electronic correctors and pulse accumulator devices for the purpose of billing energy usage measured by commercial gas and electric meters.

         K. "Effective Date" shall mean the date on which this Agreement is entered into.

         L. "Existing Customer" shall mean a customer of Metretek existing on the Effective Date; provided that, an Existing Customer shall be deemed a "New Customer" if a sale of an Advanced Function to the Existing Customer occurs after the Effective Date.

         M. "Full Manufacturing Cost" shall mean the cost of materials plus the cost of direct labor and the cost of factory overhead in making a product. The calculation of Full Manufacturing Cost shall not include selling expenses, research and development costs or expenses or general and administrative expenses.

         N. "Initial Period" shall have the meaning ascribed to it in Paragraph 15.B of this Agreement.

         O. "Metretek Applications" shall have the meaning ascribed to it in Paragraph 14 of this Agreement.


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         P.       "Most Favored Nation Basis" shall mean the lowest price at which a party licenses or sells the relevant product in comparable quantities to other customers during the Term; provided, however, that the term "Most Favored Nation Basis" when used with respect to the licensing of Pantheon shall not include pricing afforded by AMCO to GE Capital Global Energy Services pursuant to its agreement with AMCO.

         Q. "New Customer" shall mean (i) a customer of Metretek existing after the Effective Date that was not a customer of Metretek prior to the Effective Date which buys Metretek manufactured hardware in addition to Pantheon and which Metretek materially assists in introducing and/or marketing to or (ii) an Existing Customer that buys an Advanced Function after the Effective Date.

         R. "Pantheon" shall mean AMCO's proprietary software with such trademark, including the Pantheon Platform, AMCO New Applications, the phrase "Pantheon by American Meter" and all other products listed in Exhibit B hereto. The Pantheon Platform and such products and services may from time to time during the term of this Agreement be added to or improved by AMCO upon notice to Metretek; provided that, in the event AMCO, or any assignee thereof, no longer offers backup support services for Pantheon, Metretek shall have access to the source code pursuant to the Escrow Agreement specified in Exhibit D.

         S. "Pantheon Platform" shall have the meaning ascribed to it in Exhibit B.

         T.       "Parties" shall mean collectively Eagle, AMCO and Metretek.

         U. "Prime Rate" shall mean the rate of interest from time to time published by the Wall Street Journal, New York, New York, as the "Prime Rate," presently designated under the category of "Money Rates" and defined therein as the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks, as the same may fluctuate from


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                  time to time. In the event more than one "Prime Rate" shall be so published, the "Prime Rate" for purposes hereof shall be the highest such published "Prime Rate."

         V. "Product" shall have the meaning ascribed to it in Paragraph 18 of this Agreement.

         W. "Protocol" shall have the meaning ascribed to it in Paragraph 24.A of this Agreement.

         X. "Relevant Market" shall mean utilities or other companies engaged in the sale of natural gas at retail to the general public to which Pantheon is sold to perform EM applications relating to natural gas and electricity. The Relevant Market shall in no event include industrial accounts, sales of AMR applications to residential customers, or sales of Pantheon to utilities to perform SCADA applications.

         Y. "SCADA" stands for supervisory control and data acquisition which is the reading of remote sensors, through a communications network, in real time or near real time for the purpose of controlling or managing utility or industrial operations.

         Z. "Term" shall have the meaning ascribed to it in Paragraph 2 of this Agreement.

         AA. "Termination Date" shall mean the date specified in Paragraph 22 of this Agreement.

2.       Appointment.
         ------------

         AMCO hereby appoints Metretek and its Affiliates as non-exclusive value added reseller-distributor for Pantheon and all trademark, copyright and other intellectual property rights associated with Pantheon throughout the world to utilities, end users and other clients in the Relevant Market beginning on the Effective Date and ending on the Termination Date (the "Term"), and in such connection AMCO grants to Metretek during the Term the following nonexclusive, nontransferable license for Pantheon, AMCO New Applications and jointly owned Application software in accordance with the terms and conditions of this Agreement; provided, however, that copies of Pantheon shall be made only by AMCO:


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         A.       the right to grant perpetual nonexclusive sublicenses of
                  Pantheon for use by utilities, end users and other clients in the Relevant Market provided that AMCO shall promptly receive full information regarding the identity of such sublicensees and be fully paid by Metretek with respect to such sublicensees in accordance with this Agreement;

         B. the royalty-free right (except for the payment by Metretek of third party software royalties to AMCO) based upon current price list to use authorized copies of Pantheon for training and demonstration purposes; and

         C. the right to establish, maintain and terminate sublicense agreements with clients and end users in the Relevant Market. The prices, terms and conditions charged by Metretek with respect to such sublicensees are the sole responsibility of Metretek, provided only that such terms and conditions do not conflict with any of the terms and conditions of this Agreement and Metretek shall promptly pay the license fee provided for in this Agreement. AMCO will provide Metretek with a price schedule setting forth AMCO's suggested sublicense fees for Pantheon.

3.       Pricing of Pantheon
         -------------------

         A. Except as provided in Paragraphs 3.B and 12.D, AMCO shall license Pantheon to Metretek on a Most Favored Nation Basis. Exhibit A, as amended from time to time in accordance with subparagraph B of this Paragraph 3, sets forth AMCO's current list market price and AMCO's Most Favored Nation Basis prices. At Metretek's request, but no more often than once each calendar quarter, AMCO will verify that Metretek is receiving Most Favored Nation Basis pricing by delivering a certificate of the Chief Financial Officer of AMCO to such effect.



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         B.       Any increase of prices on the Pantheon price schedule shall be effective upon no less than thirty (30) days notice of such change; provided that, any outstanding quotation on the effective date of the price change shall not be affected by the price change for the period ending on the sixtieth (60th) day following the issuance of such quotation. Any decrease of prices on the Pantheon price schedule shall be effective immediately.

         C. Metretek shall maintain records of its Pantheon sublicenses and usage in order to enable AMCO to appropriately charge Metretek in accordance with AMCO's current discounted price schedules. Metretek shall issue a purchase order itemized by line item corresponding to Exhibit A. AMCO shall control all licensing and activation of purchased products. AMCO (at AMCO's sole expense) may conduct audits of Metretek records relating to Pantheon at reasonable frequency and with reasonable notice; provided that, if the results of such audit demonstrate an error in the amounts reported to AMCO of greater than ten percent (10%), Metretek shall pay for the cost of such audit.

         D. Any action taken by Metretek to attempt to circumvent the pricing structure established by Exhibit A shall be considered a breach of this Agreement; and Metretek shall use commercially reasonable efforts in preventing any such actions by its sublicensees.

4.       Payment.
         --------

         AMCO shall submit monthly invoices with respect to outstanding Pantheon sublicenses and usage in the preceding month. Payment of invoices shall be due within thirty (30) days of invoice date. Interest shall be charged at a rate equal to the Prime Rate per annum on late payments.


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5.       Fee Structure; Account Responsibility
         -------------------------------------

         A. For licenses (in the case of AMCO) or sublicenses (in the case of Metretek) of Pantheon to New Customers to perform EM applications or for licenses (in the case of AMCO) or sublicenses (in the case of Metretek) of Pantheon to Existing Customers to perform EM applications as part of the expansion, conversion or replacement of software capabilities in an existing Metretek system ("Converted Customers"), the following shall apply:

                           (i)      If the license (or sublicense) fee
                                    attributable to Pantheon is less than forty thousand dollars ($40,000) (a) Metretek shall be responsible for installing Pantheon, managing the account and for providing Pantheon front-line maintenance and support to the customer and (b) Metretek shall receive Most Favored Nation Basis pricing on Pantheon; and

                           (ii)     If the license (or sublicense) fee
                                    attributable to Pantheon is forty thousand dollars ($40,000) or more (a) AMCO shall be responsible for installing Pantheon, managing the account and for providing Pantheon front-line maintenance and support to the customer and (b) Metretek shall receive a commission equal to (x) the percentage discount from list prices represented by Most Favored Nation Basis pricing for Pantheon, multiplied by forty thousand dollars ($40,000) plus (y) ten percent (10%) of the license fee attributable to Pantheon multiplied by the portion of the license fee attributable to Pantheon in excess of forty thousand dollars ($40,000); provided, however that if a Converted Customer requests that Metretek be responsible for installing Pantheon, managing the account and for providing Pantheon front-line maintenance and support to the Converted Customer and if AMCO consents to allow Metretek to assume



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                                    such duties, the fee structure set forth in
                                    this Paragraph 5.A(ii) shall be inapplicable and the fee structure set forth in Paragraph 5.A(i) shall govern.

                           (iii) If the fee structure set forth in Paragraph 5.A(ii) is applicable, Metretek shall also receive a commission in the amount of five percent (5%) of the amount of any future license fees attributable to Pantheon for such customers for a period of eighteen (18) months after the initial license fee.

         B. For licenses of Pantheon to New Customers or Existing Customers to perform SCADA or AMR applications, Metretek shall receive a commission in the amount of five percent (5%) of the license fee AMCO receives from such customer with respect to the Pantheon license and AMCO shall be responsible for installing Pantheon, managing the account and for providing Pantheon front-line maintenance and support to the customer. Metretek shall also receive a commission in the amount of five percent (5%) of the value of any future license fees for Pantheon AMCO receives from such customer for a period of eighteen (18) months after the initial sale is completed.

6.       Metretek Other Obligations.
         ---------------------------

         A. During the period beginning with the Closing Date and ending one hundred twenty (120) days thereafter (the "Feasibility Period"), Metretek (with the full cooperation of AMCO) shall exercise its good faith commercial efforts to prove to Metretek's reasonable satisfaction, based upon the results of testing at Metretek customers acting as "beta" sites, the capability and functionality of the operation of Pantheon in connection with Metretek hardware products. If despite its good faith commercial efforts, Metretek is unable to so prove the capability and functionality of Pantheon during the Feasibility



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                  Period, (i) Metretek shall as soon as possible, but not later than the last day of the Feasibility Period, report the nature of the remaining issues to AMCO; (ii) Metretek (with AMCO's full cooperation) shall continue to exercise its good faith commercial efforts to resolve the remaining issues; (iii) the Feasibility Period shall be extended for such period necessary to resolve such issues; and (iv) Metretek shall report to AMCO at no less than thirty (30) day intervals during the Feasibility Period (as so extended) on the status of any remaining issues.

         B. After the expiration of the Feasibility Period (either when remaining issues with respect to the functionality and capability of Pantheon within such period are resolved to Metretek's reasonable satisfaction, provided such resolution occurs within an eighteen (18) month period after the Closing Date, or Metretek's failure to render timely and reasonably adequate reports to AMCO required hereinabove in subparagraph A of this Paragraph 6, Metretek shall only sell software systems that utilize Pantheon to New Customers and Metretek agrees that during the Term after the expiration of the Feasibility Period, it will not sell, license, or otherwise promote or market any products containing software substantially similar to Pantheon, or software that performs functions substantially similar to those performed by Pantheon, including, without limitation, managing energy management information, subject to a commercially reasonable phase-in period with respect to sales material and outstanding customer orders and quotes and jobs in process; provided, however, nothing in this Paragraph 6 shall be construed to prohibit Metretek from providing support or providing upgrades or enhancements to Existing Customers for any Metretek software products utilized by Existing Customers. After the expiration of the Feasibility Period, Metretek shall, and



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                  shall cause its personnel to, utilize its good faith
                  commercial efforts to convert Existing Customers to Converted Customers.

         C. If Metretek successfully converts at least twenty-five (25) of its Existing Customers to Converted Customers each with a license fee (in the case of AMCO) or sublicense fee (in the case of Metretek) attributable to Pantheon in excess of twenty five thousand dollars ($25,000) before the second (2nd) anniversary of the expiration of the Feasibility Period, the following shall apply to any such Converted Customer in excess of twenty-five (25) until the end of such period:

                           (i)      if the license (or sublicense) fee
                                    attributable to Pantheon is less than forty thousand dollars ($40,000), or if a customer requests that Metretek be responsible for installing Pantheon, managing the account and for providing Pantheon front-line maintenance and support to the customer and AMCO agrees to allow Metretek to assume such duties, Metretek shall receive an additional discount of ten percent (10%) off the Most Favored Nation Basis price otherwise payable by Metretek for Pantheon pursuant to Paragraph 3 of this Agreement for each Converted Customer in excess of twenty-five
                                    (25).

                           (ii)     if the license (or sublicense) fee
                                    attributable to Pantheon exceeds forty
                                    thousand dollars ($40,000), the commission payable to Metretek pursuant to Paragraph 5.A(ii)(b)(y) shall be one hundred ten percent (110%) times the amount otherwise payable to Metretek pursuant to such Paragraph 5.A(ii)(b)(y).

         D. Metretek shall assign to the marketing, installation and maintenance of Pantheon adequate, trained personnel. After the expiration of the Feasibility Period, Metretek shall


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                  cause its personnel to exercise their good faith commercial efforts to generate Pantheon sales, including without limitation, presenting Pantheon at appropriate industry trade shows that Metretek decides to attend, keeping its distribution channels supplied with sufficient marketing materials, providing customary incentive programs for its sales representatives regarding Pantheon, and in general using its good faith commercial efforts to license Pantheon.

         E. Metretek shall use its good faith commercial efforts to develop and complete electronic components and related equipment pertaining to both electronic temperature and pressure correction (and not electronic temperature only) to be integrated within certain rotary and turbine meters manufactured by AMCO that AMCO designates. Metretek shall sell such electronic components to AMCO at Full Manufacturing Cost plus ten percent (10%). Metretek shall commence the design of such product within sixty (60) days of the date of this Agreement and complete the design to AMCO's satisfaction within a commercially reasonable time.

7.       Joint Obligations of Metretek and Amco.
         ---------------------------------------

         Metretek and AMCO will each provide all reasonable marketing assistance and cooperation relating to Pantheon requested by the other party, including but not limited to the following:

                  (i) Coordinating sales calls (including those on bids outstanding as of the Effective Date); and

                  (ii) Cooperating and working together to market and sell Pantheon to New Customers.



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8.       AMCO Other Obligations.
         -----------------------

         AMCO shall utilize its good faith commercial efforts to use Metretek's measurement system and hardware as the preferred system with AMCO's Pantheon resellers.

9.       Pricing of Metretek Products to AMCO.
         -------------------------------------

         A. AMCO (and its affiliates) shall be entitled to resell all Metretek manufactured hardware throughout the Continental United States and Canada and Metretek shall sell such hardware to AMCO at the lower of (i) Most Favored Nation Basis pricing less fifteen percent (15%) and (ii) Full Manufacturing Cost plus twenty percent (20%).

         B. At AMCO's request, but no more often than once each calendar quarter, Metretek will verify that AMCO is receiving pricing on Metretek manufactured hardware in accordance with Paragraph 9.A and 9.B by delivering a certificate of the Chief Financial Officer of Metretek to such effect.

         C. Any increase of prices shall be effective upon no less than thirty (30) days notice of such change; provided that, any outstanding quotation on the effective date of the price change shall not be affected by the price change for the period ending on the sixtieth (60th) day following the issuance of such quotation. Any decrease of prices on Metretek manufactured hardware shall be effective immediately.

         D. Payment for Metretek manufactured hardware shall be governed by the same provisions as set forth in Paragraph 4 with relation to payment for Pantheon by Metretek.


10.      Trademark, Copyright.
         ---------------------

         AMCO hereby accords Metretek and its Affiliates the right to use the name "Pantheon" and such other related AMCO trademarks, trade names, copyrights, trade secrets and related



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         intellectual property rights in connection with the Pantheon products.
         Metretek agrees to use the trademark Pantheon solely in connection with Pantheon and to identify the product as "Pantheon by American Meter" in its product advertisements and labeling; and provided that, Metretek shall have the right to indicate its connection to Pantheon in advertising and labels such as "Licensed, Sold and Serviced by Metretek". Metretek agrees to abide by all of AMCO's obligations regarding the licensed software included in Pantheon, which obligations are summarized in Exhibit C to this Agreement. Metretek will produce and include the copyright notices and other restrictive and proprietary legends from the original, on all copies, partial copies, and derivative works, all of which shall be subject to the provisions of this Agreement. AMCO warrants to Metretek that (i) AMCO is the sole legal and beneficial owner of Pantheon and all intellectual property rights associated therewith other than with respect to the third party software embedded in Pantheon for which AMCO has a valid license; and
         (ii) AMCO shall diligently prosecute and take all commercially reasonable steps to maintain the intellectual property rights related to Pantheon in full force and effect for the duration of this Agreement.

11.      AMCO's Shipment.
         ----------------

         Upon receiving an order from Metretek specifying the customer and the software options ordered, AMCO shall promptly send an invoice to Metretek reflecting such order and shall promptly (subject to their currently available version) create a customer copy of Pantheon, with individually designated customer name and identification and ship the version of Pantheon ordered in accordance with its normal delivery schedule.


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12.      Training.
         ---------

         A. AMCO shall certify (or otherwise give its formal approval for) to Metretek employees to develop Applications of the Pantheon product using the standard Application tools built into Pantheon and AMCO shall have the right to audit Applications at random.

         B. Qualified, trained personnel of AMCO shall provide initial training and new release training at no cost to Metretek for each new Pantheon release and at least once per year at a location chosen by AMCO a class of at least five (5) and not to exceed fifteen (15) Metretek designated employees. Metretek shall pay all travel, meal and lodging expenses of such personnel. AMCO may at its discretion provide such training on video or training software; provided that a live question and answer period shall supplement the prepared materials. Metretek shall pay AMCO for any additional training at AMCO's standard rates. The training obligations of AMCO in this Paragraph 12.B set forth AMCO's training obligations vis-a-vis Metretek in their entirety. In acknowledgment of the foregoing, Metretek accepts responsibility for providing long-term support training for its employees in connection with Pantheon.

         C. Metretek may use Pantheon for training and demonstration purposes for reasonable periods at no cost to Metretek, provided that Metretek shall pay AMCO for third party software royalties.

         D. AMCO shall license Metretek copies of Pantheon, AMCO New Applications and jointly owned Application software to be used for development or customer support purposes and not for resale. Such licenses shall be at a fifty percent (50%) discount from AMCO's list market price as set forth in Exhibit A, as amended from time to time in accordance with Paragraph 3.B of this Agreement.


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



13.      Improvements.
         -------------

         AMCO shall exercise its good faith commercial efforts to develop, improve and support Pantheon. Metretek shall provide AMCO with key market requirements, developments and specifications necessary to serve the market. From time to time, AMCO or Metretek may request the expert assistance of the other in developing changes to Pantheon to improve or enhance such product. Such assistance shall be provided and paid for as agreed to by the parties. All improvements or enhancements to the Pantheon Platform shall be the sole property of AMCO.

14.      New Applications.
         -----------------

         AMCO shall have the sole ownership of new Application software for Pantheon developed solely by AMCO ("AMCO New Applications"). The parties shall jointly own all Application software developed jointly by them. Metretek shall have sole ownership of Application software developed by Metretek ("Metretek Applications"), and Metretek shall accord AMCO the rights to license and adapt and modify Metretek Applications solely for use by end users. Metretek shall license Metretek Applications to AMCO at discounts generally equal to the discounts accorded Metretek by AMCO specified in Paragraph 3. AMCO acknowledges that Metretek may offer customers pricing for Metretek Applications that does not separately itemize Pantheon. Accordingly, if such is the case, the parties shall engage in good faith discussions regarding such pricing to AMCO which includes a reasonable approximation of the Metretek Application value and the discounts accorded Metretek by AMCO hereunder. Without regard to this Paragraph 14 and any other provision of this Agreement, Metretek shall not develop modules to replace any module specified in Exhibit B to this Agreement.


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


15.      Support Services.
         -----------------

         A. Each Party shall provide at its sole cost and expense the front line primary support for Pantheon and products or services into which Pantheon is integrated for all customers for which such Party has account responsibility. Such front-line support shall include all communication to all customers for which such Party has account responsibility. In the event of termination of this Agreement due to a default by Metretek hereunder, AMCO shall in its sole discretion assume Metretek's obligations to provide front line support or continue to allow Metretek to provide front line support, and in such latter instance, allow Metretek to retain the information for the application development package necessary to provide such front line support. AMCO shall provide backup support as follows:

                  (i) reasonable telephone support (8:00 a.m. to 5:00 p.m, Monday through Friday, E.S.T., excepting holidays) for Metretek support personnel for matters that cannot be resolved by Metretek support personnel; and

                  (ii) a two level Internet database/help desk for problems and solutions with a response time for e-mail inquiries to the help desk within twenty-four (24) hours (business days) and integrator inquiries during normal business hours within three (3) hours; provided that, the Parties shall implement a method of expedited response for true emergency problems outside of normal business hours.

                  AMCO shall use commercially reasonable efforts to respond promptly to all requests for support and remedy all support requests within a reasonable time so as to minimize a customer's inability to use the product as licensed.

         B. In consideration of AMCO's provision of backup support, Metretek shall pay AMCO support fees equal to twelve percent (12%) of the fees payable to Metretek in connection



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                  with sublicensees of Pantheon. AMCO shall not increase or
                  otherwise modify its fee for the provision of backup support hereunder until the first anniversary of the Effective Date (the "Initial Period"). After the Initial Period, AMCO may increase or otherwise modify its fee for the provision of backup support hereunder, but solely in response and to the extent of any increase in third party fees charged to AMCO related to the provision of backup support, upon 30 days' written notice to Metretek. Support fees shall be invoiced on a monthly basis payable within thirty (30) days of the invoice date. Interest shall be charged at the Prime Rate on late payments. AMCO shall also provide on-site customer service at Metretek's request. Such service shall be paid to AMCO by Metretek at AMCO's standard rates.

         C. Metretek shall be required to pay AMCO for backup support with respect to any Metretek customer which is using Pantheon whether or not such customer contracts with Metretek for front line support.

16.      Source Code Escrow
         ------------------

         If Metretek so elects, AMCO and Metretek shall enter into the form of Escrow Agreement specified in Exhibit D hereto, which shall provide that in an Event of Default (as such term is defined in such Exhibit
         D), the Pantheon source code shall be transferred to Metretek solely for its internal use in servicing Pantheon licensed to Metretek customers. For these purposes, an Event of Default will include a sale of the Pantheon business to a third party where the third party does not assume AMCO's obligations under this Agreement.

17.      Warranty.
         ---------

         AMCO warrants that it has and will maintain all rights necessary to grant to Metretek the rights specified in this Agreement. AMCO warrants that its performance under this Agreement does not and will not conflict with any other agreement or obligation. AMCO warrants that Pantheon does not and will not contain any disabling or harmful code and will handle data, computations and processing without error regarding millennial dates (E.G., Year 2000); provided that, the warranty set forth in this sentence shall not include the license management code which is included in Pantheon. AMCO warrants that Pantheon shall operate substantially in conformity with the documentation distributed with each version of Pantheon for all periods in which AMCO provides backup support services for Pantheon pursuant to Paragraph 15 of this Agreement. During the warranty period, AMCO shall determine to either repair or replace defective software at its sole option and at AMCO's sole expense. AMCO shall not be responsible or liable for any failure caused by Metretek Application or modifications made to Pantheon by Metretek, its agents or Metretek customers or for Pantheon's failure to meet the requirements of Metretek customers. AMCO MAKES NO OTHER EXPRESS OR IMPLIED WARRANTY OF ANY KIND, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, WARRANTIES OF MERCHANTABILITY OR WARRANTIES RELATED TO THE PERFORMANCE OF THE PRODUCT.

18.      Infringement Indemnity
         ----------------------

         AMCO shall indemnify, defend and hold Metretek and its respective officers, directors, employees and agents harmless against any claim, suit, or other proceeding ("Action") brought against Metretek based upon or arising out of an allegation that Pantheon, any AMCO New

         Application, or any other product licensed by AMCO to Metretek under this Agreement ("Product") is not owned by AMCO, conflicts with any AMCO agreement or permit, or infringes upon any patent, copyright, trademark, or other proprietary right of a third party, provided that AMCO is promptly notified in writing of such Action. AMCO shall pay all damages awarded, settlement amounts, and all costs and expenses associated with such Action, including Metretek's reasonable attorneys' fees. If the use of any Product is enjoined or if AMCO believes that such use may be enjoined, AMCO shall, at its option and expense, either promptly procure the right for Metretek to continue use of such Product or, if the performance thereof will not thereby be materially adversely affected, promptly replace or modify such Product so that it becomes noninfringing. If none of the foregoing are reasonably feasible regarding the remedy for an injunction, AMCO shall refund to Metretek the aggregate payments made for the infringing Product.

19.      Limitation of Liability.
         ------------------------

         Except as provided in Paragraph 18, AMCO's liability for any claim related to this Agreement, regardless of the form of action (whether in contract or tort, including negligence or statute) will in no event exceed the fees payable to AMCO attributable to the client or end user giving rise to the claim; and in no event will AMCO be liable for any indirect, special, consequential or punitive damage, including lost profits or savings even if Metretek has advised AMCO of the possibility of such damage. Metretek's liability for any claim related to this Agreement or the performance of its obligations hereunder will in no event exceed the amount of the license fees attributable to the client or end-user transaction giving rise to the claim; and in no event shall Metretek be liable for any indirect, special, consequential damages or the like or punitive damages, including lost profits or savings even if AMCO has advised Metretek of the possibility of such damage.

20.      AMCO's Rates.
         -------------

         AMCO shall have the right to review and amend its standard labor rates with notice to Metretek.

21.      Noncompetition.
         ---------------

         A.       Metretek (including its Affiliates) agrees not to:

                  (i) during the term of this Agreement after the expiration of the Feasibility Period, sell any other software product that is designed for the principal purpose of managing energy measurement information subject to a commercially reasonable phase-in referred to in Paragraph 6 hereof; and

                  (ii) hire any of AMCO's Automated Systems Business Unit employees or software developers, engineers or consultants until after the fifth (5th) anniversary of the Termination Date (except as permitted by the Asset Purchase Agreement).

         B. AMCO (and its Affiliates) agrees not to (i) during the term of this Agreement sell Pantheon or any other software product that is designed for the principal purpose of managing energy measurement information to any Existing Customer or New Customer; and (ii) hire any of Metretek's employees during the period of this Agreement until after the fifth (5th) anniversary of the Termination Date.

22.      Termination.
         ------------

         Unless previously terminated in accordance herewith, this Agreement shall remain in force and effect initially five (5) years until the fifth (5th) anniversary of the Effective Date (the "Termination Date"). Thereafter, and unless previously terminated in accordance herewith, the Agreement shall be automatically renewed for two (2) year periods unless either party shall notify the other of its intent to terminate this Agreement at least ninety (90) days prior to any possible Termination Date. Either party shall have the right to terminate this Agreement upon a material breach by the other party of any one of its obligations or covenants contained herein upon not less than sixty (60) days prior written notice to the other specifying the nature of such breach, and the failure by the breaching party to remedy such breach within sixty (60) days after receiving said notification. Termination of this Agreement by either party for any reason shall not affect any order or proposal which has been consummated or is outstanding prior to the Termination Date. Notwithstanding any termination of this Agreement, Metretek's and AMCO's rights and obligations (including but not limited to fees for backup support services) with respect to any Pantheon sublicenses prior to the Termination Date, and any Pantheon sublicenses arising out of any order or proposal which is pending on the Termination Date shall continue. Without limitation of the preceding sentence, fees for backup support services shall continue for the longer of the term of the sublicense or as long as the sublicensee continues to use Pantheon.

23.      Arbitration.
         ------------

         Any unresolved dispute under this Agreement shall be determined by arbitration. The moving party shall notify the other party of the matter in dispute and appoint one (1) arbitrator and notify the other of such appointment, and such other party shall appoint one (1) arbitrator within ten (10) days after such notice. If the party so notified fails to appoint an arbitrator, the party making the request shall be entitled to designate two (2) arbitrators. The two (2) arbitrators shall elect a third. The written decision of the majority of the arbitrators shall be binding and shall be enforceable in any court of competent jurisdiction. The arbitration shall be conducted in Washington, D.C. in accordance with the rules of the American Arbitration Association.

24.      Protocol and Information Exchange.
         ----------------------------------

         A. Metretek hereby grants AMCO a nonexclusive, nontransferable license to all relevant protocol, drivers and code (collectively, "Protocol") for the sole purpose of developing software interfaces and drivers for Pantheon applications. Such new software interfaces and drivers developed by AMCO shall be deemed AMCO New Applications under this Agreement and may be used for all Pantheon customers of AMCO, including other value added resellers-distributors. In no event shall AMCO utilize the Protocol, or any part thereof, in the manufacture or design of any hardware devices.

         B. In order to aid the parties in the performance of their obligations under this Agreement, within thirty (30) days of the Effective Date, Metretek shall provide AMCO with a list of Existing Customers.

25.      Nondisclosure.
         --------------

         A. The Parties agree, both during the term of this Agreement and for a period of three (3) years after the Termination Date, and of all licenses granted hereunder, to hold confidential information which is confidential to the other ("Confidential Information"), as more fully described below. The Parties agree not to disclose or make each other's confidential information available, in any form, to any third party, excluding such party's agents or representatives, or to use each other's confidential information for any purpose other than as specified in this Agreement. Each party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees or agents (who have access to same because of and only on a need to know basis) in violation of any provisions of this Agreement. A party's Confidential Information shall include Pantheon's, Metretek Applications' and AMCO Applications' design, software tool suppliers, the Pantheon price list, customers, Protocol, Metretek price list, Metretek costs, Metretek customers, Metretek hardware and software and other information clearly marked as Confidential, but shall not include information which:

                  (i) is or becomes a part of the public domain through no act or omission of any Party;

                  (ii) was in the other party's lawful possession prior to such access or to the disclosure of same and has not been obtained by such other party either directly or indirectly from the party hereto granting such access or making such disclosure, all of which is so documented by such other party;

                  (iii) is lawfully disclosed to the other party by a third party without restriction on such disclosure; or

                  (iv) with respect to information that is the same as or substantially identical to the Confidential Information as is independently developed and is so documented by the other party. The contents of this Agreement may not be disclosed unless both parties consent to such disclosure in writing.

         B. Metretek may disclose Pantheon's design and software tool suppliers to its customers provided that they sign a nondisclosure agreement with Metretek naming AMCO as the beneficiary thereof prior to their use or access to Pantheon and agreeing to a minimum the nondisclosure requirements specified in this Paragraph. Metretek and its customers may not decompile, disassemble or reverse engineer Pantheon. Metretek's sole obligation with respect to Metretek customers shall be to promptly notify AMCO so that AMCO may take such actions as it determines are appropriate.

         C. In the event of a breach or threatened breach of this Paragraph 25, the Parties agree that the damage may not be an adequate remedy; therefore, in addition to any other legal or equitable remedies, either party shall be entitled to injunctive relief against such breach.

26.      General.
         --------

         A. This Agreement (including any Exhibits attached hereto) shall constitute the entire agreement between the parties and all prior and collateral agreements, understandings or representations of any kind with respect to the subject matter hereof are hereby terminated.

         B. Any modification or waiver of any provision of this Agreement shall be binding only if set forth in writing and signed by both parties and shall be effective only to the extent set forth in such modification or waiver.

         C. Any notice required or permitted under the terms of this Agreement shall be in writing and delivered in person or mailed and will be deemed given when either mailed or personally delivered to

                  If to AMCO:

                                    Eagle Research Corporation
                                    General Manager
                                    105 Erskine Lane
                                    Scott Depot, WV  25560

                                    AMCO
                                    300 Welsh Road
                                    Building One
                                    Horsham, PA  19044-2234
                                    Attn:  Harry Skilton

                                    With a copy to:

                                    Swidler & Berlin, Chtd.
                                    3000 K Street, N.W., Suite 300
                                    Washington, D.C. 20007
                                    Attn:  Kenneth I. Schaner

         If to Metretek:

                                    Metretek, Incorporated
                                    300 North Drive
                                    Melbourne, FL 32934.
                                    Attn:  Ronald McKee, CEO

                                    Marcum Natural Gas Services, Inc.
                                    1675 Broadway, Suite 2150
                                    Denver, CO  80202
                                    Attn:  W. Phillip Marcum, President

                                    With a copy to:

                                    Kegler, Brown, Hill & Ritter
                                    Capitol Square, Suite 1800
                                    65 East State Street
                                    Columbus, OH  43215-4294
                                    Attn:  Paul R. Hess

         D. The relationship between the parties hereto before and during the term of this Agreement shall be that of vendor and vendee. Neither AMCO nor Metretek, or their respective agents and employees shall (i) under no circumstances be, nor shall they hold themselves out to be, agents, employees or representatives of the other; (ii) enter into contracts or commitments in the name of or on behalf of the other; or (iii) be liable for any personal injury or property damage caused by or resulting from any act of the other, their respective employees, agents or representatives. Each party shall indemnify and hold the other harmless from and against any liability, damage, costs or expenses resulting from personal 8 injury or physical property damage caused by the gross negligence or willful misconduct of the other and, in the case of Metretek, its sale of Pantheon, and, in the case of AMCO, its sale of Metretek products.

         E. Except for an assignment to an Affiliate, neither parties' rights pursuant to this Agreement may be assigned or otherwise transferred without the consent of the other.

         F. From time to time, AMCO or Metretek may develop statements regarding this Agreement, the relationship between the Parties, and the Pantheon sales results (the "Statements"). The Statements shall be mutually agreed upon by the Parties writing and following such agreement may be disclosed by either Party without restriction, subject to any restrictions on confidential information as set forth in Paragraph 25 of this Agreement.

         G. References herein to the Exhibits shall be as they are modified from time to time.

         H. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

27.      Governing Law.
         --------------

         This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without reference to such commonwealth's conflict of law principles.



                            [SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

METRETEK, INCORPORATED              AMERICAN METER COMPANY

BY: /s/ Ron W. McKee                BY: /s/ Harry I. Skilton
    ----------------------------        --------------------------------
TITLE: President                    TITLE: President and CEO
       -------------------------           -----------------------------
DATE: May 4, 1998                   DATE: May 4, 1998
      -------------------------           ------------------------------


                                    EAGLE RESEARCH CORPORATION

                                    BY: /s/ Harry I. Skilton
                                        --------------------------------
                                    TITLE: Vice President
                                           -----------------------------
                                    DATE: May 4, 1998
                                          ------------------------------